UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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The Allstate Corporation
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Commencing on May 4, 2011, The Allstate Corporation sent the following communication to certain stockholders.

May 4, 2011

Dear Allstate Stockholder:

You have an important role to play in Allstate’s corporate governance by voting on the proposals at our upcoming annual meeting.  One proxy advisory firm has issued voting recommendations with which we strongly disagree that are based on incorrect or no analysis and that could put the value of your Allstate investment at risk.

The Board recommends that you vote on the proposals as follows:

•                  FOR election of all directors

•                  FOR ratification of auditors

•                  FOR the amendment to our certificate of incorporation to allow not less than 20% of Allstate’s outstanding shares to call special meetings

•                  FOR the amendment to our certificate of incorporation to designate the Delaware Court of Chancery as the exclusive forum for certain legal actions

•                  FOR the advisory vote on executive compensation

•                  FOR a THREE YEAR frequency for future advisory votes on executive compensation

•                  AGAINST the stockholder proposal seeking a stockholder right to act by written consent

•                  AGAINST the stockholder proposal on political contributions, payments to trade associations, and other tax exempt organizations

We believe it is important for you to know the following when casting your vote.

Vote FOR Election of Directors

•                  A proxy advisory firm has suggested you vote against all directors because the Board is recommending a stockholder right to call special meetings with a 20% ownership threshold instead of a 10% ownership threshold.

•                  We consider it unjustified to vote against all directors based on a difference of opinion as to the appropriate ownership threshold for stockholders to call special meetings.  Our Board’s proposal to implement a 20% ownership threshold was reached after consultation with legal and other advisors, as well as discussion with many of our investors.

•                  Fewer than 13% of S&P 1500 companies provide a stockholder right to call special meetings using the 10% ownership threshold preferred by this proxy advisory firm.

•                  Allstate’s directors employ first-rate governance practices that are responsive to stockholders and have been recognized as “low concern” by this same proxy advisory firm.

•                  A vote against the entire board, as suggested by one proxy advisory firm, is irresponsible and could interfere with continuity of good governance practices and consequently, negatively impact stock value.

•                  A thorough biography of each director’s qualifications can be found in our proxy statement beginning on page 13.

Vote FOR the Amendment to the Certificate of Incorporation Designating the Delaware Court of Chancery as the Forum for Certain Actions

•                  Designating the Delaware Court of Chancery as the sole and exclusive forum for certain actions benefits Allstate and its stockholders by avoiding the possible misapplication and inconsistent interpretations of Delaware law in other forums and the costs incurred when similar issues are litigated in multiple forums.

•                  In contrast, one proxy advisory firm stated that, because this is a novel issue for the firm, it has not developed a formal voting guideline.  Despite this, the firm recommends a vote against the proposal.  Your vote on this issue should be based on the research and analysis which the Board considered, as presented in the proxy statement.

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Vote FOR the Advisory Vote on the Executive Compensation of the Named Executive Officers (Say-on-Pay)

•                  The Compensation and Succession Committee which oversees the executive compensation program is comprised solely of independent directors.  This Committee received the advice of a highly qualified and independent compensation consultant in the design and implementation of our executive compensation program.

•                  The advisory vote on the compensation of Allstate’s named executive officers is supposed to be based on the valuations disclosed in Allstate’s proxy statement, calculated in accordance with the rules of the U.S. Securities and Exchange Commission.  A proxy advisory firm has recommended a vote against management compensation using an alternative valuation.  Its valuation creates a false impression that our CEO’s compensation increased when in fact, it decreased by 11% for 2010.

•                  Actual company performance was positive in 2010 versus the prior year, but CEO compensation declined because of aggressive performance targets set by the Compensation and Succession Committee.

Vote FOR the THREE YEAR frequency for future advisory votes on executive compensation

•                  The Board has recommended that future advisory votes on executive compensation be held every three years due to the nature of the insurance business and its business cycles.  Although the vote is advisory in nature, the Board intends to adopt the frequency that receives the largest level of stockholder support.

Vote AGAINST the Stockholder Proposal Seeking a Right to Act by Written Consent

•                  The Board believes that providing stockholders the right to call a special meeting, rather than the right to act by written consent, is the best way to allow stockholders to request action between annual meetings.  The Board reached that conclusion after a careful and deliberate review of the issue of stockholder written consents with its legal and other advisors, as well as consideration of the views of Allstate’s investors.

•                  Aggressive market participants have long relied upon consent solicitations as a coercive tool to threaten or fundamentally change companies without providing all stockholders with notice or an opportunity to be engaged in the consideration of such changes at a stockholders’ meeting.  Accordingly, the existence of the right to act by written consent can be extremely detrimental to stockholder value.

Please remember, the Board’s vote recommendations are based on thoughtful analysis conducted as part of its duties to protect your interests as Allstate stockholders and not on the basis of one-size-fits-all policies espoused by proxy advisory firms.  Each of these issues is covered in detail in our proxy statement.  We urge you to review our proxy statement as you decide how to vote.

•                  VOTE FOR the election of all directors.

•                  VOTE FOR the ratification of auditors.

•                  VOTE FOR the amendment to our certificate of incorporation to allow not less than 20% of Allstate’s outstanding shares to call special meetings.

•                  VOTE FOR the amendment to our certificate of incorporation to designate the Delaware Court of Chancery as the exclusive forum for certain legal actions.

•                  VOTE FOR the advisory vote on executive compensation.

•                  VOTE FOR a THREE YEAR frequency for future advisory votes on executive compensation.

•                  VOTE AGAINST the stockholder proposal seeking a stockholder right to act by written consent.

•                  VOTE AGAINST the stockholder proposal on political contributions, payments to trade associations, and other tax exempt organizations.

Thank you for your time and thoughtful consideration of these proxy voting issues.

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Commencing May 4, 2011, The Allstate Corporation sent the following communication to certain stockholders.

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The Allstate Board of Directors recommends a vote against the proposal on stockholder action by written consent.

Our Board has historically received a very high level of annual support, demonstrating the trust and confidence that investors have in our directors to do the right thing for Allstate investors.

Providing for a stockholder right to act by written consent is a coercive and dangerous tool that could undermine the Board’s ability to oversee operations and protect investors’ interests.

•                  Aggressive market participants could use a stockholder right to act by written consent to fundamentally change Allstate in a very compressed period of time, undermining the Board’s ability to conduct a rigorous evaluation, consider alternatives, and share its views with stockholders.

•                  Written consents can be implemented without advanced notice to the company or its stockholders and are effective immediately upon delivery to the company under Delaware law, absent the implementation of procedural requirements.  The only procedural requirements that a company like Allstate could adopt without stockholder approval would provide advanced notice of an action by written consent of, at most, 20 days.(1)

•                  Aggressive market participants could use a stockholder right to act by written consent to fundamentally change Allstate without giving notice to the other stockholders and without giving other stockholders an opportunity to vote on the matter.

A written consent could be used to radically revise Allstate’s bylaws, replace Allstate’s Board of Directors, and effect a takeover — without holding a stockholders meeting and without giving the Board an opportunity to explore ways of realizing greater value for stockholders. As a consequence, the mere threat of a written consent solicitation could give hostile bidders for Allstate and other insurgent stockholders undue leverage to coerce significant changes that would be potentially harmful to stockholders.

(1)  Generally the only procedural requirements that the Delaware courts have allowed companies to adopt without stockholder approval are those that provide for setting a record date and those that provide for ministerial review of the validity of the action by written consent.  See Edelman v. Authorized Distribution Network, Inc. 1989 Del. Ch. LEXIS 156 (1989) and Prime Computer v. Allen, Del. Supr., 540 A.2d 417, 420 (1988).

Commencing on May 6, 2011, The Allstate Corporation utilized the following pre-recorded voice message in calling certain of its stockholders:

Hello.  This is Mary McGinn, the Corporate Secretary of The Allstate Corporation.   I am calling to remind you that our annual meeting of stockholders will be held on Tuesday May 17th and we need your vote.  We ask for your support of our board and its vote recommendations.

If you have not already provided your vote, we urge you to please do so by calling toll free 1-866-296-5716 and voting over the telephone, or by following the voting instructions provided in the materials we recently mailed to you.    If you have already voted, we thank you.  Your vote and your investment in our company are most appreciated.

Thank you.